Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES UPDATED

FINANCIAL GUIDANCE FOR THIRD QUARTER

Horsham, PA – October 7, 2004—(Business Wire) NutriSystem®, Inc. (AMEX: NSI - news), a leading provider of weight management products and services, today announced that, based on preliminary results, it anticipates improved performance in the third quarter ended September 30, 2004 as compared to guidance originally provided on July 28, 2004.

•	Revenues are expected to be in the range of $7.6 million to $7.7 million versus original guidance of $6.6 million to $7.1 million.

•	Operating income is expected to be at least $100,000 versus original guidance of an operating loss of no more than $300,000.

•	NutriSystem expects to increase its balance of cash and cash equivalents by $1.7 million in the third quarter; it expects to report a September 30, 2004 cash balance of about $7.2 million.

Commenting on the preliminary results for the quarter, Chairman and Chief Executive Officer Mike Hagan noted, “In the third quarter we continued to demonstrate strong year-over-year revenue growth, expected to be about 57%. We’re most proud that the growth in revenue did not come at the expense of profits. In addition, we’re managing our business to optimize cash flow and we believe our growing financial resources give us additional flexibility to make prudent investments in our business.”

Earnings Release, Conference Call and Webcast

NutriSystem also announced that it will report its third quarter 2004 financial results after the market closes on Wednesday October 27, 2004. The Company will conduct a conference call at 5:00 PM Eastern time that day. On the conference call, Michael J. Hagan, George Jankovic, Chief Operating Officer and James D. Brown, Chief Financial Officer, will provide the investment community with additional commentary about the quarter and the Company’s outlook.

A live webcast of the conference call will be publicly available at the investor relations section of the Company’s website (www.nutrisystem.com). Interested persons who wish to hear the webcast should go to the website a sufficient amount of time before the starting time to register and download and install any necessary audio software. Investors can also listen to the conference call by calling 800-638-5495 (international: 617-614-6204). A replay of the webcast will be available for 30 days following the conclusion of the conference call on the Company’s website.

About NutriSystem, Inc.

Founded in 1972, NutriSystem is a leading provider of weight management products and services. The Company offers an at-home weight loss program based on portion-controlled, lower Glycemic Index prepared meals, weight loss plans, and private telephone and online support. For 30 years, NutriSystem has helped millions of people achieve their weight loss goals.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.